Exhibit 10.19

FIRST AMENDEMNT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 1st day of January, 2011 among FREEDOMROADS, LLC, a Minnesota limited liability company (“FR”) and CWI, Inc., a Kentucky corporation (“Camping World” and together with FR, collectively, the “Company”), and BRENT MOODY, an Illinois resident (“Employee”).

RECITALS

A.            Employee and the Company entered into that certain Employment Agreement (the “Agreement”) dated as of January 1, 2010.

B.            The Company and Employee desire to amend the Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Section 2 of the Agreement is hereby deleted in its entirely and replaced with the following:

“Term. Subject to termination of Employee’s employment pursuant to Section 7 below, the initial term of Employee’s employment hereunder shall terminate December 31, 2016 and, upon the expiration of the initial term hereof, shall be automatically renewed for successive three (3) year periods unless either party desires to cancel this Agreement after the initial term or renewal periods, then it shall give the other party written notice of its intent to cancel at least 90 days prior to the expiration of the initial term or any renewal period thereof. The term of Employee’s employment under this Agreement shall be defined as the “Term.”

2.              Section 4.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

During the term of this Agreement and subject to the continued employment of Employee by the Company through the date on which payment of the incentive compensation is due, the Company shall pay to Employee incentive compensation equal to twenty-eight one hundredths of one percent (.28%) of the combined EBITDA (as defined below) of FR, Camping World and Good Sam Enterprises, LLC (“GSE”), the parent of Camping World and an affiliate of FR, and each of their respective subsidiaries for each calendar year or portion thereof during the Term of this Agreement. As used herein, “EBITDA” shall mean (i) the combined net income of the FR, Camping World and GSE and each of their respective subsidiaries derived from the ongoing business operations of each such entity for such period plus, to the extent deducted in the determination of net income, interest (other than interest for floor plan financing), federal and state income taxes (or any provision for such taxes), depreciation and amortization and (ii) to the extent not otherwise reflected in net income for purposes of determining EBITDA, gains on the sale of real property by FR, Camping World or GSE or any of their respective subsidiaries, including, without limitation, deferred gains on sale leaseback transactions. Net income shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) extraordinary items of revenue or expense, as determined by the chief financial officer (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not in the ordinary course of business or revenue or expense not derived from normal business operations), shall not be reflected in net income, and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income. The incentive compensation will be paid in monthly draws based on the estimated combined EBITDA for the applicable calendar year, subject to adjustment up or down from time to time based on actual results compared to estimates and anticipated underpayments or overpayments of monthly draws. Monthly payments of incentive compensation shall be subject to “true up” following the completion of the audited financial statements of the Company and GSE. In the event of any underpayment, the Company shall pay such underpayment within thirty (30) days following the completion of such audited financial statements. In the event of any overpayment, the amount of such overpayment(s) shall be deducted from Employee’s incentive compensation for the next succeeding monthly incentive compensation payment(s) until such overpayment has been absorbed by such deductions. In the event any overpayments have not been fully recovered upon the expiration or termination of the Term of this Agreement, the amount of such un-recovered overpayment(s) shall be deducted from any amounts payable by the Company pursuant to Section 7.05 of this Agreement or, if no amounts are payable by Company pursuant to Section 7.05, the amount of such un-recovered overpayments shall be paid by Employee to the Company within thirty (30) days following the Company’s written request therefore. Notwithstanding anything to the contrary contained herein, Employee’s combined base salary and incentive compensation for any calendar year shall not be less than Three Hundred Sixty Thousand and No/100 Dollars ($360,000.00) (the “Guaranteed Minimum”); provided, however, in the event of any partial calendar year during the Term, the Guaranteed Minimum for such partial calendar year shall be prorated based on the actual number of days in such partial calendar year.

3.              Except as modified hereby the Agreement is hereby ratified and confirmed and shall remain in full force and effect. In the event of any conflict between the terms and condition of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

FREEDOMROADS, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis,
Chairman and Chief Executive Officer

CWI, INC.

By:	/s/ Marcus Lemonis
Marcus Lemonis,
Chairman and Chief Executive Officer

/s/ Brent Moody
Brent Moody